Exhibit 3

SHARE PURCHASE AGREEMENT

Name of Buyer: Daniel Joseph McClory	Purchase Price: $1,537,500
Name of Seller: Alessandro Aleotti	Date: February 29, 2024
Name of Issuer: Brera Holdings PLC
Amount and Type of Securities: 2,300,000 Class A Ordinary Shares

SHARE PURCHASE AGREEMENT, dated as of the date set forth above (this “Agreement”), by and between the seller named above (the “Seller”) and the Buyer named above (the “Buyer”). The Seller and the Buyer are referred to herein as a “Party” and collectively, as the “Parties”.

BACKGROUND

Seller intends to sell and Buyer intends to purchase the amount and type of securities listed above (the “Securities”) of the issuer named above (the “Company”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Seller and the Buyer hereby agree as follows:

1. Purchase and Sale. The Seller shall sell, transfer, convey and deliver unto the Buyer the Securities, and the Buyer shall acquire and purchase from the Seller the Securities.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Securities, in the aggregate, is the amount, in immediately available U.S. dollars that is listed above, and it is payable at the Closings (defined below). All payments to be made to the Seller under this agreement shall be made in U.S. dollars by electronic transfer of immediately available funds to [   ]. Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

3. The Closings. The first closing of the transactions contemplated by this Agreement (the “First Closing”) shall take place by exchange of documents among the Parties by fax or courier, as appropriate, on the date hereof. At the First Closing, to occur on or before March 4, 2024, the Buyer shall pay to the Seller $375,000, and the Seller shall transfer to the Buyer the Securities. The Buyer shall pay to the Seller a further $375,000 less stamp duty for all Securities purchased hereunder, on or before March 18, 2024 (the “Second Closing”). The Buyer shall pay the remaining $787,500 to the Seller on September 30, 2024 (the “Third Closing” and together with the First Closing and the Second Closing, the “Closings”). At the First Closing, the Seller shall deliver to the Buyer (i) a stock transfer form in respect of the Securities duly executed in favour of the Buyer; and (ii) its Tax Reference Number, having the meaning given to that term by the Stamp Duty (e-Stamping of Instruments and Self-Assessment) Regulations 2012 (S.I. No. 234 of 2012). At each of the Closings, the Buyer shall pay the Purchase Price to the Seller in accordance with this Section 3.

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

(a) The Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and to sell, assign, transfer and deliver to the Buyer the Securities as contemplated hereby. No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Seller, will violate or result in a breach of any term or provision of any agreement to which the Seller is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

(c) This Agreement has been duly and validly executed by the Seller, and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(d) The Seller owns the Securities free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon delivery of the Securities to the Buyer, the Buyer will acquire good, valid and marketable title thereto free and clear of all Liens. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any shares or other securities of the Company (other than pursuant to this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Company.

5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

(a) The Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditor’s rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Buyer, will violate or result in a breach of any term or provision of any agreement to which the Buyer is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

(c) The Buyer is acquiring the Securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act of 1933, as amended. The Buyer agrees not to sell or otherwise transfer the Securities unless they are registered under applicable federal and state securities laws, or an exemption or exemptions from such registration are available.

(d) No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or the consent of any third party is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby. The Buyer shall pay stamp duty to the Irish authorities prior to the registration of the shares purchased hereunder in the register of members of the Company, and deduct this one percent (1.0%) fee from the proceeds of the Second Closing.

(e) The Buyer (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended, and (ii) has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Buyer acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

6. Purchase Price Adjustment. Each Party further covenants, agrees, and acknowledges that in the event, prior to the First Closing, of any reorganization, recapitalization, reclassification, or split-up of the outstanding share capital of the Company, or if the Company shall declare a share dividend or distribute shares to its shareholders, then, and in each such case, the number of Securities immediately prior to such subdivision shall be proportionally adjusted as applicable and the Purchase Price shall be adjusted in accordance therewith. Any such adjustment shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a share dividend or distribution then the effective date for such adjustment thereon shall be the record date therefor.

7. Post-Closings Covenants. The Parties agree that if at any time after the Closings any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party. The Seller declares that so long as it remains the registered holder of any of the Securities after Closing, it will:

(a) hold those Securities and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, in trust for the Buyer and its successors in title; and

(b) at all times deal with and dispose of those Securities, and all such dividends, distributions and rights attaching to them, as the Buyer or any such successor may direct.

8. Company Consent. The Parties have sought and obtained the consent of the Company to the transfer of the Securities and the waiver of any applicable transfer restrictions. A copy of the Consent is attached to this Agreement as Exhibit A.

9. Miscellaneous.

(a) Facsimile Execution and Delivery. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland without regard to principles of conflicts of laws.

(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller or their respective representatives. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the date first written above.

SELLER

/s/ Alessandro Aleotti

BUYER

/s/ Daniel Joseph McClory

EXHIBIT A

CONSENT OF COMPANY

Reference is made to that certain Share Purchase Agreement, dated February 29, 2024 (the “Share Purchase Agreement”), between Daniel Joseph McClory (the “Buyer”) and Alessandro Aleotti (the “Seller”) relating to the sale of the Securities as described therein. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Share Purchase Agreement.

Brera Holdings PLC (the “Company”) hereby consents to the terms and provisions of the Share Purchase Agreement and agrees to waive any Company imposed transfer restrictions on the transfer of the Securities. The Company hereby grants approval to the Company’s transfer agent to remove the transfer restrictions on the Securities subject to this Share Purchase Agreement.

IN WITNESS WHEREOF, the Company is executing this consent on February 29, 2024.

Brera Holdings PLC

By:	/s/ Pierre Galoppi
Name: Pierre Galoppi
Title: Chief Executive Officer